Exhibit 10.321

The Charles Schwab Corporation

Long Term Incentive Plan

(Amended and Restated December 12, 2007)

(Amended and Restated October 23, 2008)

Section 1. PURPOSE

The Charles Schwab Corporation Long Term Incentive Plan (the “Plan”) is intended to provide financial incentives to selected management employees to contribute to the long-term success of The Charles Schwab Corporation and its affiliated companies (collectively the “Company”).

Section 2. DEFINITIONS

As used in this Plan, the following capitalized terms shall have the meanings set forth below:

a) “Administrative Committee” means the committee of the Plan, which shall consist of the individuals occupying the following three offices of the Corporation:

Chairman of the Board of Directors

Chief Executive Officer and President

Chief Financial Officer

b) “Award” means the cash amount payable to a Participant pursuant to the provisions of this Plan.

c) “Board” means the Board of Directors of The Charles Schwab Corporation.

d) “Change in Control” means the occurrence of any of the following events after the effective date of the Plan but only to the extent that such change in control transaction is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under section 409A of the Code:

(1)	A change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

(2)

A change in the composition of the Board, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (i) had been directors of the Company twelve (12) months prior to such change or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company twelve (12) months prior to such change and who were still in office at the time of the election or nomination;

(3)	Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

e) “Committee” means the Compensation Committee of the Board of Directors of The Charles Schwab Corporation.

f) “Covered Employees” means a Participant who, as of the date of payment of an Award is one of a group of “covered employees,” as defined in the Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, or any successor statute.

g) “Determination Date” means the date on which the Participants, Performance Goals and Target Awards are determined for any Performance Period.

h) “Disability” means the inability to engage in any substantial gainful activity considering the Participant’s age, education and work experience by reason of any medically determined physical or mental impairment that has continued without interruption for a period of at least six months and that can be expected to be of long, continued and indefinite duration. All determinations as to whether a Participant has incurred a Disability shall be made by the Employee Benefits Administration Committee of the Company, the findings of which shall be final, binding and conclusive.

i) “Participant” means an eligible employee of the Company who has been designated as a Participant in accordance with section 3 hereof.

j) “Performance Goal” shall mean a measure of corporate performance (such as cumulative earnings per share), that shall be selected by the Committee to be used as the basis for determining the amounts payable pursuant to the Plan for a Performance Period. Performance goals shall be selected from among the following: revenue growth, net revenue growth, operating revenue growth, consolidated pretax profit margin, consolidated pretax operating margin, consolidated after-tax profit margin, consolidated after-tax operating profit margin, customer net new asset growth, stockholder return, return on assets, earnings per share, return on equity, and return on investment.

k) “Performance Period” means a period of four fiscal years of the Company, or such other period as may be specified by the Committee, which has been designated by the Committee as a period for which Awards may be paid pursuant to the Plan. The Committee may authorize more than one Performance Period to be in effect at any one time.

l) “Retirement” shall mean any termination of employment of a Participant for any reason other than death at any time after the Participant has attained Retirement Age. For awards granted prior to October 23, 2008, Retirement Age shall mean age fifty (50), but only if, at the time of such termination, the Participant has been credited with at least seven (7) Years of Service under the Schwab Plan Retirement Savings and Investment Plan. For awards granted on or after October 23, 2008, Retirement Age shall mean age fifty-five (55), but only if, at the time of such termination, the Participant has been credited with at least ten (10) Years of Service under the Schwab Plan Retirement Savings and Investment Plan.

m) “Target Award” has the meaning assigned thereto in Section 5 (a) hereof.

Section 3. ELIGIBILITY

a) Participation in the Plan is limited to officers (and officer equivalents) of the Company, as may be selected for participation in the Plan by the Committee as of each Determination Date.

b) Participants generally shall be selected at the beginning of the Performance Period. After the Performance Period has commenced, the Committee shall have the authority to designate additional Eligible Participants under this Plan, and the amount of the Award payable to such individuals who become Participants after the Determination Date for that Performance Period shall be pro-rated to reflect the portion of the Performance Period during which such Eligible Participant was a Participant in the Plan.

Section 4. PLAN TERM

The Plan shall become effective as of January 1, 2003, and shall continue in effect until terminated by the Committee.

Section 5. PERFORMANCE CRITERIA AND TARGET AWARDS

a) Performance Period and Target Awards. The length of each Performance Period shall be the four year period commencing as of any Determination Date, or such other period as may be specified by the Committee. On the Determination Date for a Performance Period, the Committee shall determine for each Participant an amount, which may be expressed in Plan Units, that shall be payable to the Participant as an Award for that Performance Period if the Performance Goal for that Performance Period is achieved (the “Target Award”). The Committee shall have the authority to delegate to the Company’s executive management the authority to issue Target Awards to Participants, other than executive officers.

b) Performance Goals. As of the Determination Date for a Performance Period, the Committee shall establish a Performance Goal for the Performance Period. The Committee may specify that the Performance Goal may include a threshold level of performance below which no Award shall be payable, levels of performance at which specified percentages or multiples of the Target Award shall be payable, and a maximum level of performance above which no additional Award shall be paid; provided that in calculating the value of an Award, the maximum multiple shall be 400% of the Target Award.

c) Equitable Adjustment. The Committee shall have the discretion to make equitable adjustments to Performance Goals in recognition of unusual or non-recurring events affecting the Company, its financial statements or its shares, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital changes.

d) Certification and Restrictions on Amount of Awards. Following the end of each Performance Period, the Committee shall be required to certify whether and the extent to which the Performance Goal for the Performance Period was satisfied before any Award is paid to any Participant.

With respect to any Performance Period, at any time before an Award for such Performance Period is paid, the Committee may establish a ceiling on the aggregate amount which may be paid out in Awards for such Performance Period. In the event that such a limit is established for any Performance Period, the Awards otherwise payable to all Participants for such Performance Period shall be reduced pro-rata.

The amount of any Award may be pro-rated for any period of time during which the Participant was not an active employee of the Company or any of its Subsidiaries, including leaves of absence and other periods as may be determined by the Company in its discretion.

e) Maximum Target Award. In no event shall the total amount of Target Awards granted to any Participant pursuant to the Plan in any calendar year exceed $3,000,000.

f) Delegation to Management. The Committee shall have the authority to delegate to the executive officers of the Company the authority to issue Target Awards to Participants, other than executive officers.

Section 6. CALCULATION OF AMOUNT OF AWARDS

The amount of Awards payable for a Performance Period will be calculated as soon as practicable following the close of each Performance Period, in accordance with the provisions of Section 8 of this plan.

Section 7. VESTING

Subject to the remaining provisions of the Plan, and subject to the authority of the Committee to authorize a different vesting schedule at the time it authorizes the granting of a Target Award, Awards shall become vested only if the Participant remains continuously employed with the Company from the date the Participant receives a Target Award, in accordance with the following schedule:

Vesting Date	Vested Percentage % of Award (Cumulative)
1st Anniversary of Target Award	0%
2nd Anniversary of Target Award	25%
3rd Anniversary of Target Award	50%
4th Anniversary of Target Award	100%

Section 8. PAYMENT OF AWARDS

Awards will be paid in cash on or after January 1st and on or before March 15th of the calendar year immediately following the end of the last fiscal year on which the award is based, but not prior to certification of the Company’s results by its independent auditors for all years of the Performance Period. Subject to the provisions of Section 9, a Participant will be entitled to payment of an Award only if the Participant has been continuously employed by the Company throughout the Performance Period and is still in the employ of (and has not delivered notice of resignation to) the Company on the date of payment of the Award). The Company will withhold from payments all applicable taxes as may be required by applicable law.

Section 9. TERMINATION OF EMPLOYMENT DURING A PERFORMANCE PERIOD

(a) Death or Disability. Effective for target awards made before July 19, 2004, if a Participant’s employment is terminated as a result of death or disability at any time after the first two years of a Performance Period (and before completion of the Performance Period), such Participant or Participant’s estate shall be entitled to receive the Award such Participant would have been entitled to receive, pro-rated to reflect the actual amount of time that such person was a Participant in the Plan for such Performance Period, valued and payable as determined by the Administrative Committee as soon as practicable following the end of the calendar quarter that includes the date of the Participant’s date of death. Effective for target awards made on or after July 19, 2004, if a Participant’s employment is terminated as a result of death or disability at any time after the first two years of a Performance Period (and before completion of the Performance Period), such Participant or Participant’s estate shall be entitled to receive the entire Award such Participant would have been entitled to, based on Company performance and payable at the time Awards are paid to all other Participants for such Performance Period. If a Participant’s employment is terminated as a result of death or disability at any time during the first two years of a Performance Period (and before completion of the Performance Period), such Participant shall be entitled to receive a pro-rated Award, based on the number of whole months in the Performance Period prior to the Participant’s termination, based on Company performance and payable at the time Awards are paid to all other Participants for such Performance Period.

(b) Retirement after first two years of a Performance Period. If a

Participant’s employment is terminated on account of Retirement at any time after the first two years of a Performance Period (and before completion of the Performance Period), such Participant shall be entitled to receive the entire Award such Participant would have been entitled to, based on Company performance and payable at the time Awards are paid to all other Participants for such Performance Period.

(c) Other Termination of Employment. If a Participant’s employment is terminated for any reason other than death, disability or Retirement at any time after the first two years of a Performance Period (and before completion of the Performance Period), such Participant shall be entitled to receive the Award such Participant would have been entitled to, multiplied by the Participant’s vested percentage at the time of termination, based on Company performance and payable at the time Awards are paid to all other Participants for such Performance Period.

(d) Termination of Employment After the End of a Performance Period but Prior to Payment. If, after the completion of a Performance Period and before the payment of an Award, a Participant’s employment with the Company terminates by reason of the Participant’s death, Disability or Retirement, the Participant shall be entitled to the payment of any Award for such Performance Period. Any Award payable to a deceased Participant shall be paid to the Participant’s estate.

Section 10. AMENDMENTS, MODIFICATIONS, AND TERMINATION OF THE PLAN

The Committee may terminate, modify or amend the Plan at any time, provided that such action shall not affect the rights of the Plan Participants to awards that were granted prior to the date of such termination, modification or amendment.

Section 11. NO RIGHT TO CONTINUED EMPLOYMENT

The designation of an employee as a Participant for any Performance Period or the receipt of an award by a Participant shall not give the Participant any right to continued employment by the Company for any period of time, and the right to dismiss any employee is specifically reserved by the Company.

Section 12. CHANGE IN CONTROL

In the event of a Change in Control, all Awards shall become fully payable within seventy (70) days following such Change in Control, and the value of all Awards shall be determined by the Committee as soon as practicable following the end of the calendar quarter immediately preceding the Change in Control.

Section 13. GOVERNING LAW

The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of California.